Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FIRST QUARTER FISCAL 2018

COMPANY SIGNS LETTER OF INTENT FOR CHINA MATTRESS FABRICS ACQUISITION

HIGH POINT, N.C. (August 30, 2017) ─ Culp, Inc. (NYSE: CULP) today reported financial and operating results for the first quarter ended July 30, 2017.

Fiscal 2018 First Quarter Highlights

▪	Net sales were $79.5 million, down 1.4 percent over the prior year, with mattress fabrics sales down 4.2 percent and upholstery fabrics sales up 3.2 percent.

▪	Pre-tax income was $6.7 million, compared with $8.5 million for the prior year period, which was an exceptionally strong quarter.

▪	Net income was $5.0 million, or $0.40 per diluted share, compared with net income of $5.3 million, or $0.43 per diluted share, in the prior year period.

▪
The company’s financial position remained strong with total cash and investments of $51.7 million and $5.0 million outstanding on the company’s line of credit as of July 30, 2017, for a net cash position of $46.7 million. (See summary of cash and investments table on page 6.)

▪
The company paid a regular quarterly cash dividend of $0.08 per share and a special cash dividend of $0.21 per share during the quarter, totaling $3.6 million. Since June 2011, the company has returned a total of approximately $50 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

▪	The company has signed a non-binding letter of intent to acquire a mattress fabrics business located in China.

Financial Outlook

▪
The projection for the second quarter of fiscal 2018 is for overall sales to be comparable to the same period last year.  Pre-tax income is expected to be in the range of $5.4 million to $6.1 million.  Pre-tax income for the second quarter of fiscal 2017 was $7.2 million.

▪
The company’s performance for the second half of fiscal 2018 is currently expected to be more in line with the results achieved during the second half of last fiscal year, excluding any impact from acquisitions.

Overview

For the first quarter ended July 30, 2017, net sales were $79.5 million, compared with $80.7 million a year ago.  The company reported net income of $5.0 million, or $0.40 per diluted share, for the first quarter of fiscal 2018, compared with net income of $5.3 million, or $0.43 per diluted share, for the first quarter of fiscal 2017. The effective GAAP income tax rate was 24.3 percent for the first quarter of fiscal 2018, compared with 37.8 percent for the first quarter of last year.  The rate decrease was primarily due to the excess income tax benefits realized on certain stock-based compensation awards and differences in the mix of earnings between the company’s U.S. parent and foreign subsidiaries.  The consolidated adjusted effective income tax rate was 15.5 percent for the first quarter of fiscal 2018, compared with 17.8 percent for the prior year. (A reconciliation of consolidated adjusted effective income tax rate to consolidated GAAP effective income tax rate is presented on page 7.)

Culp Announces Results for First Quarter Fiscal 2018

August 30, 2017

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “Our sales were in line with expectations for the first quarter of fiscal 2018, down slightly compared with very strong first quarter sales a year ago.  During the quarter, our performance was affected by an uncertain and weak retail environment for home furnishings and other market disruptions specifically related to the mattress industry.  Our profitability was primarily affected by these issues and by cost pressures associated with the significant transitions in our mattress fabrics production facilities.

“Our strategic focus on creative designs, innovation and exceptional customer service continues to drive both businesses with a diverse product offering that meets changing customer style trends.  To support this strategy, we have made significant investments in our mattress fabrics business with improved production and distribution capabilities that will enhance our ability to meet customer demand with outstanding service.  We are also encouraged by the success of our customer diversification strategy in our upholstery fabrics business.  Importantly, we have the financial strength to make the strategic investments to support our growth strategy, including acquisitions, and continue to return funds to our shareholders.”

Saxon added, “We are excited to announce the signing of a non-binding letter of intent to acquire a mattress fabrics business in China, subject to the completion of due diligence, negotiation of a definitive agreement and other conditions.  This acquisition is expected to expand our market penetration in China and other parts of the world and also build upon our significant presence in China.”

Mattress Fabrics Segment

Mattress fabrics sales for the first quarter were $48.4 million, down 4.2 percent compared with $50.5 million for the first quarter of fiscal 2017, which was an exceptionally strong and record quarterly sales performance.

“Our sales for the first quarter reflect the ongoing uncertainties and weakness in the mattress industry compared with market conditions a year ago,” said Iv Culp, president of Culp’s mattress fabrics division.  “While our sales were lower, we continued to outperform overall mattress industry sales trends.  Our outstanding designs and innovative product offering, backed by exceptional customer service, provide a strong competitive advantage for Culp.

“In addition to the lower sales, our profitability and operating performance were also affected by several other factors during the quarter.  As previously announced, we have been working through a period of major transition across our manufacturing operations. We completed the move of the majority of our knitting equipment to a new location in North Carolina during the quarter.  At the same time, we relocated our entire mattress cover operation, CLASS, to a new facility during the last month of the quarter.  Both of these significant moves created more disruption to our production process than we had anticipated, especially in a weaker sales environment.  For the quarter, we also incurred one-time charges of approximately $375,000 in moving expenses and $235,000 for additional workman’s compensation expense.  Even with the impact of the disruptions and one time charges, we still achieved solid profitability with a 13.1 percent operating margin.

“We remain on schedule with our previously announced joint venture mattress cover production facility in Haiti.  We have finalized construction and implemented training activities, and we have already started mattress cover sample production.  As planned, we expect to commence customer production activities in October.  The new Haiti operation will complement our U.S. operations with additional capacity via a mirrored platform, enhancing our ability to meet customer demand and remain cost-competitive.  The sales results for the quarter included a growing contribution from CLASS, and we are excited about the additional sales opportunities ahead for mattress covers.  We continue to expand our business with both our traditional customers and new market segments, especially the fast growing internet bedding space.

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Culp Announces Results for First Quarter Fiscal 2018

August 30, 2017

“Looking ahead, we see continued uncertainty in the mattress industry that could affect short-term demand trends and our operating performance.  We also expect some continued impact on operating efficiencies in the second quarter related to the equipment relocations and production changes that occurred at the end of the first quarter.  Overall, we expect to see solid improvement in our quarterly operating results as we move into the second half of fiscal 2018.  We remain confident in our ability to execute our strategy with improved results, especially as the mattress industry begins to stabilize.

“Importantly, Culp has a solid competitive position across all product categories from fabric to sewn covers.  Furthermore, we have worked hard over the past year to create a sustainable, efficient platform with enhanced capacity and distribution capabilities, and we look forward to the results from this platform in a stronger sales environment,” said Culp

Proposed Mattress Fabrics China Acquisition

“We have identified an attractive acquisition candidate in the mattress fabrics business in China and have executed a non-binding letter of intent to acquire that company,” added Culp.  “The business to be acquired has annual revenues of approximately $12.0 million and pre-tax income of approximately $2.5 million.  Other terms are not being disclosed at this time.  We currently expect to fund the acquisition with cash and investments on hand without incurring any additional debt, with closing expected to occur within 90 days.

“We are excited about this opportunity as the proposed acquisition is expected to establish a beachhead for our mattress fabrics business in Asia, with sales growth potential to non-North American markets.  It will also serve as a low-cost source for mattress fabrics being sold to North American bedding customers.  Additionally, we believe this new platform provides opportunities for synergies with our current upholstery fabrics operations located at Culp China, which would include a substantial cut and sew operation that can serve both traditional bedding customers and the growing internet bedding market,” noted Culp.

The company cautioned, however, that the current letter of intent is non-binding and remains subject to completion of due diligence, negotiation of a definitive purchase agreement, and other approvals, without which the acquisition will not occur.

Upholstery Fabrics Segment

Sales for this segment were $31.1 million for the first quarter, compared with sales of $30.2 million in the first quarter of fiscal 2017.

“Our upholstery fabrics sales were in line with expectations for the first quarter of fiscal 2018, with slightly higher sales compared with a strong first quarter sales performance a year ago,” noted Boyd Chumbley, president of Culp’s upholstery fabrics division.  “As we have continued to face a weak retail environment for home furnishings, our ability to execute our product-driven strategy and diversify our customer base has been the key driver of our sales performance.

“Our creative designs and new product introductions continue to resonate with our global customer base.  With our sustained focus on innovation, we have extended our market reach and expanded our sales with our latest offerings.  Our ‘performance’ line of highly durable, stain-resistant upholstery fabrics has been well received by both traditional customers as well as new customers, with favorable sales trends.  We also achieved meaningful sales growth in fabrics designed for the hospitality market, which accounted for a significantly higher percentage of our sales for the quarter.  We are excited about the additional growth opportunities for this market as we focus on targeting a more diverse customer base.  To further support this strategy, we are exploring potential acquisitions in the hospitality market that will complement our upholstery fabrics business, which is principally in the residential market.

“Our China platform supports our marketing efforts with the flexibility to adapt to changing customer demand trends with a diverse product mix of fabric styles and price points.  China produced fabrics accounted for 95 percent of Culp’s upholstery fabrics sales during the first quarter, the highest percentage to date for products derived from this platform.

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Culp Announces Results for First Quarter Fiscal 2018

August 30, 2017

“Looking ahead, in spite of uncertain retail market conditions, we look forward to the opportunities for our upholstery fabrics business in fiscal 2018.  We have the unique ability to leverage our flexible global platform as we pursue our same product-driven strategy and identify new customers.  We believe Culp is well positioned to benefit from any uptick in consumer demand for home furnishings and more stable market conditions,” added Chumbley.

Balance Sheet

“Maintaining a strong financial position is one of Culp’s top priorities for fiscal 2018,” added Ken Bowling, senior vice president and chief financial officer of Culp, Inc.  “As of the end of the first quarter, we reported $51.7 million in total cash and investments and $5.0 million outstanding on the company’s line of credit as of July 30, 2017, for a net cash position of $46.7 million.  During the quarter, we spent $3.5 million on capital expenditures, including vendor financed payments, and $3.6 million on special and regular dividends.  Consistent with the first quarter last year, the company borrowed funds for working capital requirements at the beginning of the fiscal year and expects to reduce this outstanding debt as soon as possible.

“In line with our capital allocation strategy, the company paid a $0.21 per share special dividend during the first quarter, along with the regular quarterly dividend of $0.08 per share, totaling $3.6 million,” said Bowling.

Dividends and Share Repurchases

The company also announced that the Board of Directors approved the payment of the company’s quarterly cash dividend of $0.08 per share.  This payment will be made on October 16, 2017, to shareholders of record as of October 2, 2017.  Future dividend payments are subject to Board approval and may be adjusted at the Board’s discretion as business needs or market conditions change.

The company did not repurchase any shares during the first quarter of fiscal 2018, leaving $5.0 million available under the share repurchase program approved by the Board in June 2016.

Since June 2011, the company has returned approximately $50.0 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Financial Outlook

Commenting on the outlook for the second quarter of fiscal 2018, Bowling remarked, “We expect overall sales to be comparable with the second quarter of last year.

“We expect sales in our mattress fabrics segment to be comparable with the second quarter in fiscal 2017.  Operating income and margins are expected to be moderately lower compared to the same period a year ago, as we continue to face uncertain business conditions and work to return to normal operating efficiencies and production schedules.

“In our upholstery fabrics segment, we expect sales to be slightly higher as compared to the same time last year.  Operating income and margins are expected to be slightly higher compared with the same period a year ago.

“Considering these factors, the company expects to report pre-tax income for the second fiscal quarter of 2018 in the range of $5.4 million to $6.1 million.  Pre-tax income for last year’s second quarter was $7.2 million. Our performance for the second half of fiscal 2018 is currently expected to be more in line with the results achieved during the second half of last fiscal year, excluding any impact from acquisitions.

“With respect to the full year, capital expenditures for fiscal 2018, including vendor financed payments, are currently expected to be comparable to the previous year and mostly related to additional improvement projects for mattress fabrics.  Additionally, the company expects another good year of free cash flow, even with the expected level of capital expenditures and modest growth in working capital,” added Bowling.

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Culp Announces Results for First Quarter Fiscal 2018

August 30, 2017

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China and Haiti.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, capital expenditures, working capital levels, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding potential acquisitions, future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions, as well as our success in finalizing acquisition negotiations.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 14, 2017, for the fiscal year ended April 30, 2017. In addition, please note that the company is not responsible for changes made to this release by wire services, internet services, or other media.

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Culp Announces Results for First Quarter Fiscal 2018

August 30, 2017

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended
	July 30,	July 31,
	2017	2016

Net sales	$79,533,000	$80,682,000
Income before income taxes	$6,742,000	$8,546,000
Net income	$4,984,000	$5,313,000
Net income per share:
Basic	$0.40	$0.43
Diluted	$0.40	$0.43
Average shares outstanding:
Basic	12,399,000	12,286,000
Diluted	12,590,000	12,463,000

Summary of Cash and Investments
(Unaudited)
(Amounts in thousands)

		Amounts
	July 30,	July 31,	April 30,
	2017	2016	2017*

Cash and cash equivalents	$18,322	$45,549	$20,795

Short-term investments	2,469	2,434	2,443

Long-term investments (Held-To-Maturity)	30,907	-	30,945

Total Cash and Investments	$51,698	$47,983	$54,183

* Derived from audited financial statements.

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Culp Announces Results for First Quarter Fiscal 2018

August 30, 2017

Consolidated Adjusted Effective Income Tax Rate
For the Three Months Ended July 30, 2017, and July 31, 2016
(Unaudited)
(Amounts in thousands)

		THREE MONTHS ENDED

		Amounts
		July 30,	July 31,
		2017	2016

Consolidated Effective GAAP Income Tax Rate	(1)	24.3%	37.8%

Non-Cash U.S. Income Tax Expense		(17.0)%	(19.6)%

Excess income tax benefits related to stock-based compensation		8.2%	-

Other Non-Cash Foreign Income Tax Expense		-	(0.4)%

Consolidated Adjusted Effective Income Tax Rate	(2)	15.5%	17.8%

(1)	Calculated by dividing consolidated income tax expense by consolidated income before income taxes.

(2)	Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

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Culp Announces Results for First Quarter Fiscal 2018

August 30, 2017

Reconciliation of Free Cash Flow
For the Three Months Ended July 30, 2017, and July 31, 2016
(Unaudited)
(Amounts in thousands)

	Three Months Ended	Three Months Ended
	July 30, 2017	July 31, 2016

Net cash provided by operating activities	$2,404	$6,199
Minus: Capital Expenditures	(2,260)	(3,139)
Minus: Investment in unconsolidated joint venture	(489)	-
Minus: Payments on vendor-financed capital expenditures	(1,250)	-
Plus: Proceeds from the sale of long-term investments (Rabbi Trust)	49	-
Minus: Purchase of long-term investments (Rabbi Trust)	(1,267)	(559)
Effect of exchange rate changes on cash and cash equivalents	90	(4)

Free Cash Flow	$(2,723)	$2,497

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Culp Announces Results for First Quarter Fiscal 2018

August 30, 2017

Reconciliation of Return on Capital
For the Three Months Ended July 30, 2017, and July 31, 2016
(Unaudited)
(Amounts in thousands)

	Three Months Ended	Three Months Ended
	July 30, 2017	July 31, 2016

Consolidated Income from Operations	$6,964	$8,673
Average Capital Employed (2)	103,326	92,478

Return on Average Capital Employed (1)	27.0%	37.5%

Average Capital Employed

	July 30, 2017	April 30, 2017

Total assets	$207,904	$205,634
Total liabilities	(58,227)	(57,004)

Subtotal	$149,677	$148,630
Less:
Cash and cash equivalents	(18,322)	(20,795)
Short-term investments	(2,469)	(2,443)
Long-term investments - Held-to-Maturity	(30,907)	(30,945)
Long-term investments - Rabbi Trust	(6,714)	(5,466)
Deferred income taxes - non-current	(436)	(419)
Income taxes payable - current	884	287
Income taxes payable - long-term	487	467
Deferred income taxes - non-current	4,253	3,593
Line of credit	5,000	-
Deferred compensation	6,769	5,520
Total Capital Employed	$108,222	$98,429

Average Capital Employed (2)	$103,326

	July 31, 2016	May 1, 2016

Total assets	$183,360	$175,142
Total liabilities	(51,925)	(46,330)

Subtotal	$131,435	$128,812
Less:
Cash and cash equivalents	(45,549)	(37,787)
Short-term investments	(2,434)	(4,359)
Long-term investments - Rabbi Trust	(4,611)	(4,025)
Income taxes receivable	-	(155)
Deferred income taxes - non-current	(1,942)	(2,319)
Income taxes payable - current	358	180
Income taxes payable - long-term	3,779	3,841
Deferred income taxes - non-current	1,532	1,483
Line of credit	7,000	-
Deferred compensation	5,031	4,686
Total Capital Employed	$94,599	$90,357

Average Capital Employed (2)	$92,478

Notes:

(1)	Return on average capital employed represents operating income for the three month periods ending July 30, 2017 and July 31, 2016 times four quarters to arrive at an annualized value then divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments, long-term investments (Held-To-Maturity), long-term investments (Rabbi Trust), noncurrent deferred income tax assets and liabilities, income taxes receivable and payable, line of credit, and deferred compensation.

(2)
Average capital employed used for three months ending July 30, 2017 was computed using two quarterly periods ending July 30, 2017 and April 30, 2017.
Average capital employed used for three months ending July 31, 2016 was computed using two quarterly periods ending July 31, 2016 and May 1, 2016.

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